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                                                                    EXHIBIT 11.1

                              YURIE SYSTEMS, INC.

                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
             EQUIVALENT SHARES FOR THE THREE AND SIX MONTHS ENDED
                            JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

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                                             THREE MONTHS ENDED         SIX MONTHS ENDED
                                                  JUNE 30,                  JUNE 30,
                                             1997         1996         1997         1996
                                        -------------  -----------  -----------  -----------

Net Income                                $ 1,699,305  $   929,031  $ 2,614,117  $ 1,982,743
                                        =============  ===========  ===========  ===========

Average shares outstanding during the      24,657,198   20,208,400   23,865,161   20,208,400
 period

Dilutive effect of stock options after
 application of treasury stock method       1,984,646    1,542,408    1,862,950    1,542,408
                                        -------------  -----------  -----------  -----------

Average number of shares and equivalent
 shares outstanding during the period      26,641,844   21,750,808   25,728,111   21,750,808
                                        -------------  -----------  -----------  -----------

Earnings per common and common
 equivalent share                         $       .06  $       .04  $       .10  $       .09
                                        =============  ===========  ===========  ===========

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